UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2016

GRANITE FALLS ENERGY, LLC
(Exact name of small business issuer as specified in its charter)

Minnesota	000-51277	41-1997390
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15045 Highway 23 SE, Granite Falls, MN	56241-0216
(Address of principal executive offices)	(Zip Code)

(320) 564-3100
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 - Submission of Matters to a Vote of Security Holders

On March 24,  2016, Granite Falls Energy, LLC (the “Company”) held its 2016 Annual Meeting of Members (the “Annual Meeting”) for the purpose of electing three governors to our board of governors and consideration of six proposals amending and restating the Company’s Fifth Amended and Restated Member Control Agreement.  Of the Company’s 30,606 units outstanding and entitled to vote at the Annual Meeting, 20,591 units or 67.3% were present either in person or by proxy.

The following describes the matters considered by the Company’s members at the Regular Meeting, as well as the final results of the votes cast at the meeting.    Votes were solicited in person and by proxy.

Proposal 1 - To elect three governors to serve a three-year term or until their respective successors have been elected and qualified or their earlier death, resignation or removal.

Name	Votes For	Votes Withheld/ Abstaining
Leslie Bergquist	17,813	1,241
Dean Buesing	14,498	2,723
Myron Peterson	6,991	6,077
Sherry Jean Larsen	13,270	3,271

As a result, nominees Bergquist, Buesing, and Larsen were elected by a plurality vote of the members.

Proposals 2 through 7 - Approval of the Company’s Sixth Amended and Restated Operating Agreement.

		Votes
Proposal	Description	For	Against	Abstain
2	Approval to Elect Application of the New Minnesota LLC Act and Certain Administrative Changes	8,761	6,463	5,367
3	Approval of Limits on Unit Voting	8,043	12,138	260
4	Approval of Limits on Unit Ownership	8,155	11,864	572
5	Approval of Revisions to Section 6 Related to the Board of Governors and Certain Governance Changes	8,458	6,245	5,888
6	Approval to Revise Governor Liability, Exculpation and Indemnification Provisions	9,618	5,550	5,423
7	Approval to Waive of Dissenters’ Rights	8,278	11,597	712

As a result, Proposals 2, 3, 4, 5, 6, and 7 were not approved and the adoption of the Sixth Amended and Restated Operating Agreement failed.

Except as set forth above, no other matters were voted upon by the members at the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE FALLS ENERGY, LLC

Date: March 29, 2016	/s/ Stacie Schuler
Stacie Schuler, Chief Financial Officer